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                                                                      Exhibit 23

               CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
Alleghany Corporation:

We consent to incorporation by reference in the Registration Statements Nos. 333-37237, 333-76159 and 333-76996 on Forms S-8 and Nos. 33-55707, 33-62477,
333-09881 and 333-13971 on Forms S-3 of our reports dated February 25, 2003, relating to the financial statements and related financial statement schedules of Alleghany Corporation and subsidiaries, which appear in, or are incorporated by reference in this Annual Report on Form 10-K of Alleghany Corporation for the fiscal year ended December 31, 2002. We also consent to the reference to our Firm in Registration Statement Nos. 333-37237, 333-76159 and 333-76996 and under the heading "Experts" in Registration Statement Nos. 33-55707, 33-62477, 333-09881 and 333-13971.


/s/ KPMG LLP

New York, New York
March 20, 2003